Form of Restructuring Support Agreement, dated October 20, 2004	Exhibit 99.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of October 20, 2004 (the “Agreement”) by and among Trump Hotels & Casino Resorts, Inc., a Delaware corporation (“THCR”), Trump Atlantic City Associates, a New Jersey partnership (“TAC”), each of the TAC Co-Issuers (as defined below), Trump Casino Holdings, LLC, a Delaware limited liability company (“TCH”), TCH Funding (as defined below), Donald J. Trump (“DJT”), and each of the undersigned holders of TAC Notes (as defined below) (each, a “TAC Noteholder” and collectively, the “TAC Noteholders”) and/or TCH Notes (as defined below) (each a “TCH Noteholder” and collectively, the “TCH Noteholders” and together with the TAC Noteholders, the “Noteholders”). THCR, TAC, the TAC Co-Issuers, TCH, and TCH Funding (collectively, the “Company Parties”), DJT, each Noteholder, and any subsequent person that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, TAC and Trump Atlantic City Funding, Inc., a Delaware corporation and wholly owned subsidiary of TAC (“TAC Funding I”), have issued and outstanding $1,200,000,000 aggregate principal amount of their 11-1/4% First Mortgage Notes due 2006 (the “TAC I Notes”) pursuant to that certain indenture, dated as of April 17, 1996 (the “TAC I Indenture”), between TAC, TAC Funding I, the guarantors named therein, and First Bank National Association, as trustee;

WHEREAS, TAC and Trump Atlantic City Funding II, Inc., a Delaware corporation and wholly owned subsidiary of TAC (“TAC Funding II”), have issued and outstanding $75,000,000 aggregate principal amount of their 11-1/4% First Mortgage Notes due 2006 (the “TAC II Notes”) pursuant to that certain indenture, dated as of December 10, 1997 (the “TAC II Indenture”), between TAC, TAC Funding II, the guarantors named therein, and U.S. Bank National Association, as trustee;

WHEREAS, TAC and Trump Atlantic City Funding III, Inc., a Delaware corporation and wholly owned subsidiary of TAC (“TAC Funding III” and together with TAC Funding I and TAC Funding II, the “TAC Co-Issuers”), have issued and outstanding $25,000,000 aggregate principal amount of their 11-1/4% First Mortgage Notes due 2006 (the “TAC III Notes” and together with the TAC I Notes and TAC II Notes, the “TAC Notes”) pursuant to that certain indenture, dated as of December 10, 1997 (the “TAC III Indenture” and together with the TAC I Indenture and TAC II Indenture, the “TAC Indentures”), between TAC, TAC Funding III, the guarantors named therein, and U.S. Bank National Association, as trustee;

WHEREAS, TCH and Trump Casino Funding, Inc., a Delaware corporation and a wholly owned subsidiary of TCH (“TCH Funding”), have issued and outstanding $425,000,000 aggregate principal amount of their 11-5/8% First Priority Mortgage Notes due 2010 (the “TCH I Notes”) pursuant to that certain indenture, dated as of March 25, 2003 (the “TCH I Indenture”), between TCH, TCH Funding, the guarantors named therein, and U.S. Bank National Association, as trustee;

WHEREAS, TCH and TCH Funding have issued and outstanding $65,000,000 aggregate principal amount of their 17-5/8% Second Priority Mortgage Notes due 2010, plus such other aggregate principal amount of such notes that have been issued as payments-in-kind thereon (the “TCH II Notes” and together with the TCH I Notes, the “TCH Notes” and together with the TAC Notes, the “Notes”), pursuant to that certain indenture, dated as of March 25, 2003 (the “TCH II Indenture” and together with the TCH I Indenture, the “TCH Indentures” and together with the TAC Indentures, the “Indentures”), between TCH, TCH Funding, the guarantors named therein, and U.S. Bank National Association, as trustee;

WHEREAS, (i) each of the TAC Noteholders has disclosed to Weil, Gotshal & Manges (“Weil”) on a confidential basis the aggregate principal amount of the TAC Notes for which it is the beneficial owner and/or for which it is the investment advisor or manager for the beneficial owners of such TAC Notes, having the power to vote and dispose of such TAC Notes on behalf of such beneficial owners, (ii) Weil has disclosed to THCR the aggregate principal amount of the holdings of all the TAC Noteholders (which aggregate amount shall not be deemed confidential), (iii) each of the TCH Noteholders has disclosed to Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) on a confidential basis the aggregate principal amount of the TCH Notes for which it is the beneficial owner and/or for which it is the investment advisor or manager for the beneficial owners of such TCH Notes, having the power to vote and dispose of such TCH Notes on behalf of such beneficial owners, and (iv) Milbank has disclosed to THCR the aggregate principal amount of the holdings of all the TCH Noteholders (which aggregate amount shall not be deemed confidential);

WHEREAS, Exhibit A hereto (the “Term Sheet”) and the provisions hereof set forth the basic terms of a financial and corporate restructuring of THCR and certain of its subsidiaries, including TAC, the TAC Co-Issuers, each of the guarantors under the TAC Notes, TCH, TCH Funding, and each of the guarantors under the TCH Notes (THCR and such subsidiaries, collectively, the “Debtors”) to be realized through a pre-arranged chapter 11 plan of reorganization (the “Restructuring”);

WHEREAS, DJT is the beneficial owner of certain of the TCH II Notes;

WHEREAS, in accordance with and subject to the terms set forth below, the Parties have agreed to the terms of the Restructuring;

WHEREAS, THCR intends to (i) cause the Debtors to commence voluntary chapter 11 cases (collectively, the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for New Jersey or such other district as is reasonably acceptable to the Required Noteholders (as defined below) (the “Bankruptcy Court”), (ii) file and use commercially reasonable efforts to obtain confirmation by the Bankruptcy Court and consummation of a chapter 11 plan of reorganization in the Chapter 11 Case that implements the terms of the Restructuring (such plan of reorganization, the “Chapter 11 Plan”), and (iii) file and use commercially reasonable efforts to obtain approval by the Bankruptcy Court of a disclosure statement and related materials for the Chapter 11 Plan (the “Disclosure Statement”);

WHEREAS, the Noteholders and DJT each have agreed to support (i) the commencement of the Chapter 11 Case by the Debtors, (ii) confirmation by the Bankruptcy Court and consummation of the Chapter 11 Plan, and (iii) approval by the Bankruptcy Court of the Disclosure Statement on the terms and conditions set forth herein;

WHEREAS, consents and certain other actions hereunder may, in accordance with the terms of this Agreement, be effectuated on behalf of the Noteholders by (i) a majority of the aggregate principal face amount of TAC Notes held by the TAC Noteholders (whether now or hereafter signatories hereto) and (ii) a majority of the aggregate principal face amount of TCH Notes held by the TCH Noteholders (whether now or hereafter signatories hereto)(the “Required Noteholders”);

WHEREAS, DJT and the Company will enter into an agreement under which DJT will commit to invest $55,000,000 in the Company and/or Trump Hotels & Casino Resorts Holdings, L.P. (“Holdings”) as described in the Term Sheet (the “DJT Investment Agreement”);

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.    General. Each of the Parties agrees and covenants that, subject to the conditions set forth on the Term Sheet and in this Agreement:

(a) it will negotiate in good faith (i) the documentation regarding the Restructuring or otherwise contemplated by the Term Sheet, (ii) the Chapter 11 Plan, and (iii) the other documents (including documents related to corporate governance and terms of the securities to be issued under the Chapter 11 Plan) contemplated hereby and thereby, and will consult and cooperate in good faith to consummate the Restructuring contemplated by the Term Sheet including sharing non-privileged information related to the Company Parties among the financial and legal professionals;

(b) in the case of the Company Parties, they shall use commercially reasonable efforts to obtain an order from the Bankruptcy Court approving a stipulation (the “Adequate Protection Stipulation”) reasonably acceptable to the Company Parties and the Required Noteholders (i) permitting the use by the Debtors of cash collateral in which the holders of the Notes have an interest, (ii) granting adequate protection and a priority administrative expense to the holders of the Notes in the form of replacement liens on the current and future property of the issuers and guarantors of the TAC Notes and the TCH Notes, subject only to the liens of the lenders under the DIP Financing (defined in Section 11, below) and validly perfected and enforceable liens held by third parties as of the date of the filing of the petitions commencing the Chapter 11 case (solely to the extent permitted by the Indentures), and (iii) granting additional adequate protection to the holders of the Notes by the payment by the Debtors of reasonable monthly and other fees and expenses of (a) Weil and Houlihan, Lokey, Howard & Zukin, as the legal and financial advisors to the TAC Noteholders, respectively and (b) Milbank and Chanin Capital Partners, the legal and financial advisors to the TCH Noteholders, respectively, provided that the Debtors may reserve all rights as to the ultimate application of any adequate protection payments under the Adequate Protection Stipulation;

(c) it will not (i) object to, delay, impede, commence any proceeding, or take any other action to interfere, directly or indirectly, in any material respect with the acceptance or implementation of the Chapter 11 Plan, (ii) encourage or support any person or entity to do any of the foregoing, (iii) in the case of the Noteholders, exercise any rights under any indenture or other agreement with the Company Parties or instruct any trustee to exercise any such rights except as consistent with this Agreement (it being understood that any action by the Noteholders taken to support or obtain approval of the Adequate Protection Stipulation will not violate this Section), or (iv) seek or solicit, propose, file, support, encourage, vote for, consent to, instruct, or engage in discussions with any person or entity concerning any restructuring, workout, plan of reorganization, dissolution, winding up, or liquidation of THCR and its affiliates, other than the Chapter 11 Plan;

(d) it will take, or cause to be taken, all commercially reasonably actions necessary to confirm and consummate the Chapter 11 Plan on the terms and subject to the conditions set forth on the Term Sheet and in this Agreement provided that the Noteholders shall not have any obligation to incur any not immaterial out of pocket expenses in connection with such efforts unless reimbursed by the Company Parties through the Adequate Protection Stipulation or otherwise; and

(e) Prior to the Chapter 11 Commencement Date (as defined below), THCR shall pay reasonable fees and expenses (including the payment of retainers) of (a) Weil and Houlihan, Lokey, Howard & Zukin, as the legal and financial advisors to the TAC Noteholders, respectively and (b) Milbank and Chanin Capital Partners.

Section 2.     Support for the Chapter 11 Plan.

(a) Except as otherwise provided in the Agreement, THCR agrees and covenants that (i) in connection with the commencement of the Chapter 11 Case, it shall (A) use commercially reasonable efforts to file and cause the other Debtors to file the Chapter 11 Plan prior to the applicable termination date set forth in Section 5(b), (B) use commercially reasonable efforts to cause the Debtors to seek approval of the Disclosure Statement by the Bankruptcy Court, (C) upon Bankruptcy Court approval of the Disclosure Statement, use commercially reasonable efforts to solicit acceptance to the Chapter 11 Plan, and (D) take all other commercially reasonably actions necessary to support the Chapter 11 Plan and (ii) the terms of any financial restructuring or recapitalization of THCR and/or any of its subsidiaries, as set forth in any document executed by THCR in connection with the Restructuring, shall be materially consistent with the terms set forth in the Term Sheet.

(b) Except as otherwise provided in the Agreement, each of the Noteholders agrees and covenants that it shall (i) following receipt of solicitation materials approved by the Bankruptcy Court, exercise all votes to which it is entitled with respect to the TAC Notes, the TCH Notes, or any other claims against or interest in any Debtor (including the common stock of THCR and partnership interests in Holdings) to accept the Chapter 11 Plan in the Chapter 11 Case and, if any, each separately balloted release of the other Parties included in the Chapter 11 Plan (and will not withdraw or change such votes), (ii) not object to any first day motions to be filed by any of the Debtors in connection with the Chapter 11 Case as set forth on Schedule I hereto as long as such motions are reasonably acceptable to Weil and Milbank, and (iii) consent to the use of cash collateral by the Debtors in the Bankruptcy Case pursuant to a budget reasonably acceptable to the Required Noteholders and in accordance with the provisions of the Adequate Protection Stipulation.

(c) Except as otherwise provided in the Agreement, DJT agrees and covenants that, solely in his capacity as a beneficial owner of debt and equity securities of THCR and its subsidiaries and not as an officer or director of any of the Debtors, (i) he shall (A) following receipt of solicitation materials approved by the Bankruptcy Court, exercise all votes to which he is entitled with respect to the TAC Notes, the TCH Notes, or any other interest in any Debtor (including the common stock of THCR and partnership interests in Trump Hotels & Casino Resorts Holdings, L.P.) to accept the Chapter 11 Plan in the Chapter 11 Case and, if any, each separately balloted release of the other Parties included in the Chapter 11 Plan (and will not withdraw or change such votes), and (B) not object to any first day motions to be filed by any of the Debtors in connection with the Chapter 11 Case as set forth on Schedule I hereto as long as such motions are reasonably acceptable to Willkie Farr & Gallagher LLP, counsel to DJT, and (ii) the terms of any financial restructuring or recapitalization of THCR and/or any of its subsidiaries, as set forth in any document executed by DJT in connection with the Restructuring, shall be materially consistent with the terms set forth in the Term Sheet.

Section 3.     Representations and Warranties.

(a) Each of the Parties severally represents and warrants to each of the other Parties that the following statements are true and correct as of the date hereof:

      (1) Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

      (2) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

      (3) No Conflicts. The execution, delivery, and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents), except, with respect to any Company Party, for any contractual obligation that would not have a material adverse effect on the business, assets, financial condition, or results of operations of THCR and its subsidiaries, taken as a whole.

      (4) Governmental Consents. The execution, delivery, and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (i) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and applicable state securities or “blue sky” laws, (ii) gaming approvals, (iii) filings with the New York Stock Exchange in connection with the Restructuring and the Chapter 11 Plan (including, with respect to THCR, the listing of shares and the name change of THCR), (iv) to the extent necessary, the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder, (v) any filings in connection with the Chapter 11 Case, including the approval of the Disclosure Statement and confirmation of the Chapter 11 Plan, and (vi) in the case of the Company Parties, (A) filings of amended articles of incorporation or formation or other organizational documents with applicable state authorities, and (B) other registrations, filing, consents, approval, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of the Company parties (including, without limitation, liquor licenses and filings with the U.S. Coast Guard and the U.S. Bureau of Customs and Board of Protection).

      (5) Binding Obligation. This Agreement is the legally valid, and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

      (6) Proceedings. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

(b) THCR represents and warrants that, as of the date of the execution of this Agreement, it has not received any proposal or offer for a Business Combination of the type described in Section 7 below which it is currently considering.

(c) Each of the Noteholders and DJT (on behalf of himself or any affiliate that beneficially owns any Notes) represents and warrants, severally and not jointly, to each of the other Parties that the following statements are true, correct, and complete as of the date hereof:

      (1) Ownership. It is (i) the sole beneficial owner of (A) with respect to DJT, the Notes and any other interest in any Debtor held by him or his affiliates separately disclosed to THCR, or (B) with respect to the Noteholders, the aggregate principal amount of the TAC Notes and/or TCH Notes separately disclosed to Weil (with respect to the TAC Notes) or Milbank (with respect to the TCH Notes) on a confidential basis (provided that the aggregate amount of the holdings of all the TAC Noteholders and all the TCH Noteholders shall not be deemed confidential and shall be disclosed to THCR as of the date hereof), as the case may be, and/or the investment advisor or manager for the beneficial owners of such Notes, having the power to vote and dispose of such Notes on behalf of such beneficial owners, and (ii) entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such Notes.

      (2) Transfers. It has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in (A) with respect to DJT, the Notes and/or any other interest in any Debtor held by him or his affiliates separately disclosed to THCR, or (B) with respect to the Noteholders, the TAC Notes and/or TCH Notes separately disclosed to Weil (with respect to the TAC Notes) or Milbank (with respect to the TCH Notes) on a confidential basis (provided that the aggregate amount of the holdings of all the TAC Noteholders and all the TCH Noteholders shall not be deemed confidential and shall be disclosed to THCR as of the date hereof), as the case may be.

      (3) Laws. It (i) is a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities similar to the Notes (including any securities that may be issued in connection with the Restructuring), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, and (ii) is an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933, as amended.

Section 4.     Covenants.

(a) DJT and each Noteholder individually covenants that, from the date hereof until the termination of this Agreement, such Party shall not, directly or indirectly, sell, pledge, hypothecate, or otherwise transfer any TAC Notes, TCH Notes, or other interest in any Debtor (including the common stock of THCR and partnership interests in Holdings) or any option, right to acquire, or voting, participation, or other interest therein, except to a purchaser or other entity who executes and delivers to THCR prior to the time of settlement of such trade or transfer an agreement in writing to be bound by all the terms of this Agreement with respect to the relevant TAC Notes, TCH Notes, or other interests being transferred to such purchaser (which agreement shall include the representations and warranties set forth in Section 3 hereof). This Agreement shall in no way be construed to preclude a Party from acquiring additional Notes or other interests in any Debtor, provided however, that any such additional Notes or other interests in such Debtor shall automatically be deemed to be subject to all the terms of this Agreement. Notwithstanding the foregoing, the foregoing provisions shall not apply to, or be binding on Morgan Stanley with respect to any TAC Notes or TCH Notes for which it is the beneficial owner to the extent such Notes are, or have been, acquired by Morgan Stanley for the purpose of its market making activities (unless, at the time of such acquisition, the holder (which may include Morgan Stanley) of such TAC Notes or TCH Notes is otherwise bound by the provisions of this Agreement) (it being understood that any TAC Notes and TCH Notes beneficially owned by Morgan Stanley and/or for which it is the investment advisor or manager for the beneficial owners of such Notes for which Morgan Stanley is executing this Agreement as of the date hereof are not Notes for which it is acting as a market maker).

(b) Notwithstanding clause (a) above, unless otherwise agreed to by THCR, the TCH Notes held by each TAC Noteholder and the TAC Notes held by each TCH Noteholder shall be subject to the provisions of this Agreement.

(c) In addition, upon execution of this Agreement by THCR, THCR shall file a current report of Form 8-K with the Securities and Exchange Commission within 24 hours announcing the execution of this Agreement.

Section 5.     Termination by the Noteholders. This Agreement may be terminated by any Noteholder or group of Noteholders that beneficially owns or acts as the investment advisor or manager with respect to at least a majority of the aggregate principal face amount of the TAC Notes that are subject to the terms of this Agreement or at least a majority of the aggregate principal face amount of the TCH Notes that are subject to the terms of this Agreement on the occurrence of any of the following events (each a “Noteholder Termination Event”), by delivering written notice of the occurrence of such event in accordance with Section 15 below to the other Parties; provided, however, that (i) if a single TAC Noteholder holds a majority of the aggregate principal face amount of the TAC Notes that are subject to the terms of this Agreement, then at least two TAC Noteholders shall be required to terminate this Agreement and (ii) if a single TCH Noteholder holds a majority of the aggregate principal face amount of the TCH Notes that are subject to the terms of this Agreement, then at least two TCH Noteholders shall be required to terminate this Agreement:

(a) the Debtors shall not have filed petitions commencing the Chapter 11 Case by November 29, 2004 (the “Chapter 11 Commencement Date”);

(b) the Debtors shall not have filed the Chapter 11 Plan by December 15, 2004;

(c) the entry of an order by the Bankruptcy Court approving the Disclosure Statement shall not have occurred by February 15, 2005;

(d) the entry of an order or orders by the Bankruptcy Court confirming the Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code shall not have occurred by April 15, 2005;

(e) the effective date of the Chapter 11 Plan shall not have occurred by May 1, 2005;

(f) the Chapter 11 Plan does not conform in all material respects to the Term Sheet;

(g) the filing of any motion or proceeding by DJT, any Company Party, or any Debtor to challenge (i) the enforceability or validity of the liens securing any of the Notes or (ii) the allowability of the TAC Notes in the principal face amount of $1,300,000,000, plus pre-petition accrued interest, or the allowability of the TCH Notes in the principal face amount of $495,922,307 (as of October 14, 2004), plus pre-petition accrued interest;

(h) the terms of the Chapter 11 Plan or the exhibits or any supplements thereto are not consistent with the Term Sheet or, for any items not otherwise set forth on the Term Sheet, shall not be in form or substance reasonably acceptable to the Required Noteholders;

(i) an order converting the Chapter 11 Case of any of the Debtors to a case under chapter 7 of the Bankruptcy Code is entered by the Bankruptcy Court and such order is not stayed, vacated, or reversed within thirty (30) days;

(j) the Debtors’ exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated and a competing chapter 11 plan shall have been filed by an entity other than any of the Parties;

(k) any of the Company Parties shall materially breach its obligations under this Agreement, publicly announces that it is no longer pursuing confirmation of the Chapter 11 Plan, or files or publicly announces its intention to file a chapter 11 plan that contains terms and conditions that are not consistent with the Term Sheet;

(l) the entry of an order by the Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of the material part of the business of the Debtors, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code, or the entry of an order by the Bankruptcy Court appointing a trustee under section 1104 of the Bankruptcy Code and, in either case, such order has not been stayed, reversed, or vacated within sixty (60) days after the entry of such order or such examiner makes a finding of fraud, dishonesty or misconduct by any officer or director of the Debtors which has a material adverse effect on any of the Company Parties; provided, however, that DJT shall have the right to withdraw from this Agreement and to no longer be a party hereto or otherwise be bound hereby upon the commencement of an action asserting a claim by such examiner or trustee against DJT;

(m) any of the Debtors shall file a motion or the Bankruptcy Court shall enter an order approving a payment to any other Party (whether in cash or other property or whether as adequate protection, settlement of a dispute, or otherwise) that would be inconsistent with the treatment of such Party under the Term Sheet;

(n) DJT breaches the terms of the DJT Investment Agreement (which breach has not been cured within 10 days after DJT has been notified by any holder of Notes or any of the Company Parties of such breach) or the termination of the DJT Investment Agreement for any reason;

(o) the entry of an order dismissing one or more of the Debtors’ Chapter 11 cases which order is not stayed within thirty (30) days;

(p) the Bankruptcy Court shall not have entered an order approving the Adequate Protection Stipulation within 20 days after the Chapter 11 Commencement Date which is reasonably acceptable to the Required Noteholders; or

(q) (i) the material breach of this Agreement by any of the Company Parties or DJT, (ii) any representation or warranty made by the Company Parties or DJT (other than the representation and warranty set forth in Section 3(b) of this Agreement) shall not be true and correct the effect of which would have a material adverse effect on the ability of the Company Parties or DJT to consummate the Restructuring as set forth in the Term Sheet or (iii) the representation and warranty set forth in Section 3(b) of this Agreement which shall not be true and correct in all material respects.

Section 6.     Termination by THCR or DJT.

(a) (i) In the event of a material breach of this Agreement by any of the Noteholders or (ii) if any representation or warranty made by the Noteholders shall not be true and correct the effect of which would have a material adverse effect on the ability of the Noteholders to consummate the Restructuring as set forth in the Term Sheet, then THCR shall have the right to terminate this Agreement by giving written notice thereof to the other Parties (a “Company Termination Event”).

(b) If (i) any Noteholder or group of Noteholders that beneficially owns or acts as the investment advisor or manager with respect to more than 10% of the aggregate principal face amount of the Notes that are subject to the terms of this Agreement shall materially breach this Agreement, (ii) the Chapter 11 Plan does not conform in all respects to the Term Sheet with respect to the treatment of DJT (except if DJT shall have caused the Chapter 11 Plan to be filed with the Bankruptcy Court with terms that do not conform in all respects to the Term Sheet with respect to the treatment of DJT), (iii) any of the Company Parties shall materially breach its obligations under this Agreement, publicly announces that it is no longer pursuing confirmation of the Chapter 11 Plan, or files or publicly announces its intention to file a chapter 11 plan that contains terms and conditions that are not consistent with the Term Sheet, (iv) the terms of the Chapter 11 Plan or the exhibits or any supplements thereto are not consistent with the Term Sheet or, for any items not otherwise set forth on the Term Sheet, shall not be in form or substance reasonably acceptable to DJT, (v) on or before the date the Chapter 11 Plan is filed, the Company, Holdings and DJT shall not have entered into the DJT Investment Agreement or, after the DJT Investment Agreement has been entered into by the parties thereto, THCR shall have breached or terminated such agreement or such agreement has terminated in accordance with its terms, (vi) the Debtors shall not have filed petitions commencing the Chapter 11 Case by the Chapter 11 Commencement Date or (vii) any representation or warranty made by the Noteholders shall not be true and correct the effect of which would have a material adverse effect on the ability of the Noteholders to consummate the Restructuring as set forth in the Term Sheet, then DJT shall have the right to terminate this Agreement by giving written notice thereof to the other Parties (each, a “DJT Termination Event,” together with a Noteholder Termination Event and a Company Termination Event, a “Termination Event”).

Section 7.     Fiduciary Obligations. Notwithstanding anything to the contrary contained in this Agreement:

(a) THCR may furnish or cause to be furnished information concerning THCR and its subsidiaries and the businesses, properties, or assets of THCR and its subsidiaries to a party (a “Potential Acquiror”) that THCR’s Board of Directors believes in good faith has expressed a legitimate interest in, and has the financial wherewithal to consummate, a Business Combination (as defined below) on terms, including confidentiality terms, approved by THCR’s Board of Directors;

(b) following receipt of a proposal or offer for a Business Combination from a Potential Acquiror, THCR may negotiate and discuss such proposal or offer with the Potential Acquiror;

(c) following receipt of a proposal or offer for a Business Combination from a Potential Acquiror, THCR may disclose the terms and conditions of such proposal or offer to the extent required by law; and

(d) following receipt of a written proposal or offer for a Business Combination from a Potential Acquiror, the Company Parties may immediately terminate this Agreement by written notice to each other Party hereto;

but in each case referred to in the foregoing clauses (a), (b), and (d) only to the extent that:

      (1) if an offer or proposal from a Potential Acquiror is received prior to the commencement of the Chapter 11 Case, THCR and its Board of Directors conclude in good faith that the Potential Acquiror is proposing or offering a Business Combination that THCR and its Board of Directors determine is reasonably likely, if consummated, to be more favorable to THCR and its subsidiaries and other parties to whom THCR owes fiduciary duties, including the holders of the Notes, than is proposed under the Restructuring, taking into account, among other factors, the identity of the Potential Acquiror, the likelihood that such offer or proposal will be negotiated to finality within a reasonable time, and the potential loss to the holders of the Notes if this Agreement is terminated, but such Business Combination is not consummated;

      (2) if an offer or proposal from a Potential Acquiror is received after the commencement of the Chapter 11 Case, the Bankruptcy Court shall so order; provided that THCR may disclose any such offer or proposal to the Bankruptcy Court in any and all circumstances and request such relief as may be appropriate; and

      (3) the Company Parties promptly have disclosed to the financial and legal advisors to the Noteholders (i) the identity of any Potential Acquiror, (ii) the existence and nature of any interest expressed by a Potential Acquiror, and (iii) the terms of any proposal or offer for a Business Combination.

For purposes hereof, “Business Combination” means any merger, consolidation, or combination to which THCR or any of its subsidiaries is a party; any proposed sale or other disposition of capital stock or other ownership interests of THCR and its subsidiaries; or any proposed sale or other disposition of all or substantially all of the assets or properties of THCR and its subsidiaries.

Section 8.     Effect of Termination and of Waiver of Termination Event; Final Termination. On the delivery of the written notice referred to in Sections 5, 6, or 7 in connection with the valid termination of this Agreement, the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect. Prior to the delivery of such notice the Required Noteholders may waive the occurrence of a Noteholder Termination Event, THCR may waive the occurrence of a Company Termination Event, and DJT may waive the occurrence of a DJT Termination Event; provided that, in each case, any such waiver must be in writing to be effective. No such waiver shall affect any subsequent Termination Event or impair any right consequent thereon. Upon termination of this Agreement, no Party (or any other party) shall have any continuing liability or obligation to the other Parties hereunder; provided, however, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Unless previously terminated, this Agreement shall terminate (and be of no further force and effect) on the earlier of (a) August 1, 2005 and (b) the effective date of the Chapter 11 Plan.

Section 9.     Capacity in Respect of Agreement. DJT is executing this Agreement solely in his capacity as the beneficial owner of debt and equity securities of THCR and its subsidiaries. No covenant, agreement, or understanding made by DJT in this Agreement (including, without limitation, Sections 1 and 2) shall be made in his capacity as director or officer of THCR or any of its subsidiaries, or shall prevent or in any way limit DJT from taking any action in his capacity as a director or officer of THCR or any of its subsidiaries.

Section 10.     Impact of Appointment of Creditors’ Committee. Notwithstanding anything herein to the contrary, if any Noteholder is appointed to and serves on any official committee appointed in the Chapter 11 Case, the terms of this Agreement shall not be construed so as to limit such Noteholder’s exercise of its fiduciary duties as a member of such committee to any person arising from its service on such committee, and any such exercise of such fiduciary duty shall not be deemed to constitute a breach of the terms of this Agreement.

Section 11.     Noteholder Consent to Debtor in Possession Financing. The Noteholders hereby consent to the Debtors obtaining a first priority priming lien (superior in priority to the liens securing the TAC Notes and the TCH Notes) allowing for up to $100 million of post-petition debtor-in-possession financing (the “DIP Financing”) on substantially all of the assets of the Debtors. With respect to any material terms of the DIP Financing other than the foregoing, the DIP Financing shall be reasonably satisfactory to the Required Noteholders, provided, however, that such consent will not be required with respect to the pricing of, and/or costs associated with, the DIP Financing in the event that the Debtors have selected the lowest overall bid for such DIP Financing. To the extent that the Required Noteholders do not consent to the DIP Financing, the Debtors may seek a determination by the Bankruptcy Court in the Chapter 11 Case with respect to the issue of reasonableness.

Section 12.     Noteholder Consent to THCR Chapter 11 Management Retention Plan. As part of the Restructuring, the existing Board of Directors of THCR may seek to implement a management retention plan that (i) does not include DJT, (ii) provides for aggregate payments of up to $5 million, (iii) covers up to approximately 35 individuals, and (iv) provides for approximately one-third of the aggregate payments to be made on the date the Debtors file the Chapter 11 Plan and approximately two-thirds of the aggregate payments to be made on or prior to the earlier of (A) the effective date of the Chapter 11 Plan and (B) the date that is seven months after the date of this Agreement (the “Management Plan”). So long as the Management Plan comports with the foregoing (i) through (iv), the Noteholders consent in all respects to the Management Plan, including the allocation of amounts under the Management Plan.

Section 13.     Amendments. This Agreement (including the Term Sheet) may not be modified, amended, or supplemented except in writing signed by THCR, DJT, and the Required Noteholders, except that any change to (i) the economic terms of the Chapter 11 Plan that would adversely affect the Noteholders, or (ii) this Section 13 of the Agreement, shall also require the consent of each Noteholder, and if such consent is not obtained, such non-consenting Noteholder shall have no further obligations whatsoever under this Agreement.

Section 14.     Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of the State of New York. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in a federal court of competent jurisdiction in the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Case, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.

Section 15.     Notices. All demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, messenger, facsimile, telecopy, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, and shall be deemed to have been duly given or made (i) upon delivery, if delivered personally or by courier service, or messenger, in each case with record of receipt, (ii) upon transmission with confirmed delivery, if sent by facsimile or telecopy, or (iii) two business days after being sent by certified or registered mail, postage pre-paid, return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:

If to THCR, or any of its subsidiaries, to:

Trump Hotels & Casino Resorts, Inc.

725 Fifth Avenue, 15th Floor

New York, NY 10022

Facsimile: (212) 688-0397

Attn: Scott C. Butera

         Robert M. Pickus, Esq.

with a copy to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071-2007

Facsimile: (213) 891-8763

Attn: Thomas W. Dobson, Esq.

          Robert A. Klyman, Esq.

If to DJT to:

Donald J. Trump

725 Fifth Avenue, 26th Floor

New York, NY 10022

Facsimile: (212) 935-0141

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Facsimile: (212) 728-8111

Attn: Thomas M. Cerabino, Esq.

If to the TAC Noteholders, or any one TAC Noteholder, to:

Houlihan Lokey Howard & Zukin Capital

685 Third Avenue, 15th Floor

New York, NY 10017

Facsimile: (212) 497-3070

Attn: David Hilty

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8007

Attn: Michael F. Walsh, Esq.

          Eric L. Schondorf, Esq.

If to the TCH Noteholders, or any one TCH Noteholder, to:

Chanin Capital Partners

11150 Santa Monica Blvd.

6th Floor

Los Angeles, CA 90025

Facsimile: (310) 445-4028

Attn: Carlos Martinez

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Facsimile: (213) 629-5063

Attn: Paul S. Aronzon, Esq.

          Thomas R. Kreller, Esq.

Section 16.     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 17.     Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 18.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns provided, however, that nothing contained in this paragraph shall be deemed to permit sales, assignments, or transfers other than in accordance with Section 4.

Section 19.     Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other parties to sustain damages for which such parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the event of any such breach, such other parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such parties may be entitled, at law or in equity.

Section 20.     Several, Not Joint, Obligations. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

Section 21.     Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

Section 22.     No Waiver. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 23.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by telecopier or email shall be as effective as delivery of a manually executed signature page of this Agreement.

Section 24.     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 25.     No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.

Section 26.     Additional Parties. Without in any way limiting the provisions hereof, additional holders of Notes may elect to become Parties by executing and delivering to THCR a counterpart hereof. Such additional holder shall become a Party to this Agreement as a Noteholder in accordance with the terms of this Agreement.

Section 27.     No Solicitation. This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not, a solicitation to the acceptance or rejection of a plan of reorganization for any of the Debtors. Acceptance of the Restructuring will not be solicited from any holder of Notes until it has received the disclosures required under or otherwise in compliance with applicable law.

Section 28.     Settlement Discussions. This Agreement and the Restructuring are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

Section 29.     Consent to Debtors’ Representation by Latham & Watkins LLP. Each of the Parties hereby acknowledges and agrees that Latham & Watkins LLP, counsel to the Debtors in connection with the Restructuring, has in the past rendered, may now be rendering, and may in the future render, legal services to (i) the Debtors, and/or (ii) one or more of the Noteholders or other holders of Notes, in the case of (ii), in matters unrelated to the Restructuring. Each of the Parties hereto consents to and agrees to such representation of the Debtors in connection with the Restructuring and such other party or parties in contexts other than the Restructuring and waives any right to object to such representation on the basis of any conflict that may exist or arise by reason thereof.

Section 30.     Consideration. It is hereby acknowledged by the Parties hereto that, other than the agreements, covenants, representations, and warranties set forth herein and in the Term Sheet, no consideration shall be due or paid to the Noteholders for their agreement to vote to accept the Chapter 11 Plan in accordance with the terms and conditions of this Agreement.

Section 31.     Receipt of Adequate Information; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement and that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

TRUMP HOTELS & CASINO RESORTS, INC.

By:

Name:
Title:

TRUMP ATLANTIC CITY ASSOCIATES

By:	Trump Atlantic City Holding, Inc., in its
capacity as general partner

By:

Name:
Title:

TRUMP ATLANTIC CITY FUNDING, INC.

By:

Name:
Title:

TRUMP ATLANTIC CITY FUNDING II, INC.

By:

Name:
Title:

TRUMP ATLANTIC CITY FUNDING III, INC.

By:

Name:
Title:

TRUMP CASINO HOLDINGS, LLC

By:

Name:
Title:

TRUMP CASINO FUNDING, INC.

By:

Name:
Title:

DONALD J. TRUMP, as the direct or indirect beneficial owner of debt and equity securities of THCR and its subsidiaries

TAC Noteholders:

By:
Name:
Title:
Address:

Facsimile No.:
Attn.:

TCH Noteholders:

By:
Name:
Title:
Address:

Facsimile No.:
Attn.:

EXHIBIT A

TRUMP HOTELS & CASINO RESORTS, INC.

SUMMARY STANDALONE RESTRUCTURING TERM SHEET—OCTOBER 20, 2004

Proposed Transaction

The following describes a proposed transaction (the “Transaction”) to restructure and recapitalize Trump Hotels & Casino Resorts, Inc. (the “Company”) and its subsidiaries (together with the Company, the “Company Parties”) through a chapter 11 plan of reorganization (the “Chapter 11 Plan”).

The Transaction will include the restructuring of the first priority mortgage notes issued by Trump Atlantic City Associates and its affiliates (the “TAC Notes”), the first priority and second priority mortgage notes issued by Trump Casino Holdings, LLC and Trump Casino Funding, Inc. (respectively, the “TCH 1st Priority Notes” and the “TCH 2nd Priority Notes”), and the common stock and other equity interests of the Company. Except as provided below, distributions will occur on the effective date of the Chapter 11 Plan (the “Closing Date”).

Transaction Securities

New Notes

•        Face Amount: $1.25 billion

•        Rate: 8.5%

•        Maturity: 10 years

•        No-Call Period: 5 years

•        Subsequent Call Provisions: Standard High Yield

•        Covenants: To be determined

•        Secured by substantially all the assets of the Company Parties, subject only to liens for a working capital facility of up to $500.0 million. (Note that the structure of the Trump Indiana collateral arrangements are subject to further tax structuring analysis with regard to the “real property” issues.)

New Common Stock	Newly issued common stock of the Company. References below to percentages of New Common Stock exclude (i) stock reserved for issuance under any management incentive plan adopted by the Company’s new Board of Directors after completion of the Transaction and (ii) shares to be issued on the exercise of the new warrants to be held by Donald J. Trump. The Company will reserve 8.59% of the New Common Stock (the “Reserve Shares”) for distribution to the holders of the TAC Notes and/or sale to existing common shareholders as described below.

Investment by Donald J. Trump (“DJT”)	DJT will invest $55.0 million to purchase shares of New Common Stock and/or partnership interests (“Partnership Interests”) in Trump Hotels & Casino Resorts Holdings, L.P. (“Holdings”) representing 9.45% of the outstanding New Common Stock on the Closing Date. This purchase reflects a pro forma equity value of $582.3 million (the “Investment Price”).

TCH 1st Priority Note Recovery

•        $425.0 million of New Notes,

•        $21.25 million in cash,

•        $8.5 million of equity (1.46% of the New Common Stock) valued at the Investment Price, and

•        additional cash payments equal to simple interest on $425.0 million at the annual rate of 12.625% from the last scheduled date for which interest was paid on TCH 1st Priority Notes to the Closing Date (such payments to be made on the regularly scheduled interest payment dates for the TCH 1st Priority Notes).

The holders of the TCH 1st Priority Notes may specify a preference for New Common Stock or cash.

The recovery for the TCH 1st Priority Notes represents a settlement of all claims and rights of the holders of such notes arising under the indenture for such notes and any and all related agreements and documents and a transfer of value from the holders of the TAC Notes.

TCH 2nd Priority Note Recovery (Excluding DJT)

•        $47.7 million of New Notes,

•        $2.3 million in cash,

•        $2.1 million of equity (0.36% of the New Common Stock) valued at the Investment Price, and

•        an additional cash payment equal to simple interest on (i) the $54.6 million at the annual rate of 18.625% from the last scheduled date for which interest was paid on such notes to the earlier of the Closing Date and 90 days after commencement of the Company’s chapter 11 case (the “Filing Date”; and such earlier date, the “Subject Date”) and (ii) $47.7 million at the annual rate of 8.5% from the day after the Subject Date through the Closing Date.

The recovery for the TCH 2nd Priority Notes (i) represents a settlement of all claims and rights of the holders of such notes arising under the indenture for such notes and any and all related agreements and documents, including a settlement of issues between holders of the TCH 1st Priority Notes and the TCH 2nd Priority Notes, and (ii) is conditioned on the acceptance of the Chapter 11 Plan by the holders of the TCH 2nd Priority Notes.

TAC Note Recovery

•        $777.3 million of New Notes,

•        $384.3 million of equity (66.00% of the New Common Stock) valued at the Investment Price,

•        $50 million in cash and/or Reserved Shares (valued at the Investment Price),* and

•        an additional cash payment equal to simple interest on $777.3 million at the annual rate of 8.5% from the last scheduled date for which interest was paid on the TAC Notes to the Closing Date.

The holders of the TAC Notes may specify a preference for New Common Stock, New Notes, or cash.

*   The distribution of cash and/or Reserved Shares will occur after expiration of the period during which existing common shareholders may purchase New Common Stock as described below. All proceeds from such purchases will be distributed to the holders of the TAC Notes. Any shares of New Common Stock remaining as part of the Reserved Shares also will be distributed to the holders of the TAC Notes. For example, if no shareholders purchase from the Reserve Shares, the TAC Note recovery in equity would increase to $434.3 million, representing 74.59% of the New Common Stock.

The recovery for the TAC Notes represents a settlement of all claims and rights of the holders of such notes arising under the indenture for such notes and any and all related agreements and documents.

DJT Ownership Interests

26.22% of the fully diluted equity interests in the Company (or Partnership Interests or equivalents), consisting of:

•        9.45% of the New Common Stock** in return for a $55.0 million cash investment as described above,

•        2.53% of the New Common Stock** in return for his TCH 2nd Priority Notes (equivalent to conversion of the face amount of those TCH 2nd Priority Notes at a 90% recovery at the Investment Price),

•        0.09% of the New Common Stock** in return for all accrued interest (at the contract rate through the Filing Date) on his TCH 2nd Priority Notes,

•        11.42% of the New Common Stock** in return for granting a perpetual, royalty-free license to the Company to use certain trademarks (including his name) and agreeing to certain other amendments and modifications of certain existing contractual relationships between DJT and the Company and/or its affiliates, in each case as described below,

•        0.06% representing his existing equity interests after dilution for the issuance of the New Common Stock, and

•        warrants to purchase 3.5% of the fully diluted New Common Stock, having (i) an exercise price equal to 1.5 times the Investment Price and (ii) a 10 year term.

**     Or Partnership Interests or equivalents. The indicated percentages of New Common Stock are prior to dilution caused by the exercise of DJT’s warrants.

Other provisions related to DJT (including a new services agreement) are described below.

Existing Common Shareholders (excluding DJT)

The Company’s existing common shareholders (other than DJT) will receive warrants to purchase all or a portion of the Reserve Shares at the per share Investment Price.

Assuming complete exercise of the warrants, existing common shareholders (other than DJT) will pay $50.0 million for 8.59% of the New Common Stock. Proceeds from the exercise of the warrants as well as any portion of the Reserve Shares remaining after the purchase period will be distributed to the holders of the TAC Notes, as described above. The rights to purchase New Common Stock will be implemented through the issuance of warrants on the Closing Date. The term of such warrants will be one year.

All existing equity interests will be diluted to 0.05% of the total equity interests in the restructured Company. All existing options and warrants to purchase stock of the Company or the Company Parties will be cancelled under the Chapter 11 Plan.

Governance

The Board of Directors will consist of nine members, initially as follows:

•        five members will be persons acceptable to those holders of the TAC Notes that participated in the negotiation of this proposal (the “TAC Committee” and such directors, the “Class A Directors”)

•        one member will be a person who is independent and acceptable to both DJT and the holders of the TAC Notes (the “Joint Director”)

•        three members will be designated by DJT (the “DJT Directors”)

Class A Directors:

It is anticipated that each of the Class A Directors will be independent. However, subject to regulatory approval, one or more of the holders of the TAC Notes may decide to serve as a Class A Director. The Chapter 11 Plan and a voting agreement with DJT will provide for the continued election of the initial Class A Directors (and any person selected to fill a vacancy), regardless of the amount of New Common Stock owned by DJT, for a mutually agreeable period. Vacancies among the Class A Directors will be filled by the remaining Class A Directors or by a mechanism approved by the gaming regulators. The Class A Directors will make up a majority of each committee of the Board of Directors.

Joint Director:

If DJT beneficially owns at least 5.0% of the New Common Stock, the Joint Director must be acceptable to him. If he owns less than that percentage, the Joint Director will be selected by the Class A Directors.

DJT Directors:

If DJT beneficially owns at least 7.5% of the New Common Stock, he may nominate three people to serve on the Board, one of whom will be DJT and one of whom will be independent. If DJT beneficially owns at least 5.0% but less than 7.5% of the New Common Stock, he may nominate two people to serve on the Board, one of whom will be DJT and one of whom will be independent. If DJT owns less than 5.0% of the New Common Stock, he may serve as a member of the Board as long as he continues to be employed by the Company pursuant to his new Services Agreement. DJT will select substitutes for the DJT Directors until DJT’s ownership of New Common Stock drops below the percentages specified above. DJT may be a member of all committees of the Board of Directors, other than the compensation committee and the audit committee.

Senior Management:

Senior management will be selected by the Board of Directors by a simple majority vote at which a quorum is present.

Supermajority Board Approval Required/Tax Indemnification:

The decision to sell the Trump Taj Mahal Casino Resort, the Trump Plaza Hotel and Casino, the Trump Marina Hotel Casino, or the Indiana Casino Hotel will require the approval of a majority of directors, including the affirmative vote of DJT, if he is a director, and at least one of his designees provided that, if DJT shall not at any time be serving as a director, until such time as DJT beneficially owns less than an agreed upon percentage of New Common Stock, any such sale shall require DJT’s prior written approval, provided further that, in lieu of such supermajority approval, or approval by DJT if he shall not so serve as a director, the Company may, in its sole discretion, indemnify DJT for the adverse tax consequences to him and Trump Casino II, Inc. as a result of such a sale (and as a result of the receipt of any such indemnity payment).

New DJT Services Agreement

DJT will continue as Chairman of the Company’s Board of Directors

•        $2 million annual base salary

•        Annual bonus at the discretion of the compensation committee of the Board of Directors

•        No other fixed or incentive compensation

•        3-year rolling term

DJT also will be reimbursed for reasonable and documented expenses incurred as Chairman, provided that such expenses are not materially greater than those that would be incurred in arm’s length transactions, and provided further that (i) with respect to administrative and overhead expenses, such expenses shall be subject to a budget requiring the reasonable prior review and approval of the compensation committee of the Company’s new Board of Directors, and (ii) with respect to travel and entertainment expenses, such expenses shall be subject to no such prior review or approval provided that they are consistent with past practices, subject to provisions to be further agreed upon in the new Services Agreement.

New Trademark License Agreement

DJT will grant the Company Parties a perpetual, exclusive, worldwide, royalty free license, to use his name, likeness, and all related marks and intellectual property rights and derivatives thereof currently licensed to the Company in connection with any casino and gaming activities (including lodging, restaurants, and/or entertainment at a casino or other gaming facility that either DJT or his affiliates or any of the Company Parties owns, operates, manages, or develops, or in which DJT otherwise has an interest), subject to customary terms and conditions (including but not limited to quality control provisions) that are otherwise substantially consistent (given the structure of the Transaction) with the terms and conditions set forth in the existing trademark license agreement (as amended) between DJT and the Company.

If DJT (i) is not employed by the Company on terms at least as favorable as those in the new Services Agreement, (ii) is terminated other than for “cause,” or (iii) terminates his employment for “good reason” (such terms to be defined in the new Trademark License Agreement), then the terms of the license set forth above shall no longer be applicable and the reorganized Company may, at its option, maintain such license pursuant to a separate licensing agreement to be set forth in the new Trademark License Agreement.

The separate license agreement referred to in the previous paragraph will include (w) an annual royalty, payable quarterly to DJT by each Trump Property (defined below) that uses DJT’s name, in the amount of (a) $500,000 for each Trump Property that has annual EBITDA of at least $25 million or (b) $100,000 for each Trump Property that has annual EBITDA of less than $25 million, provided, however, that the aggregate royalties payable under such separate licensing agreement shall not exceed the amount of $5 million per annum, and no such royalty (or any other royalty) shall be payable if the original license is terminated pursuant to clause (i) above as a result of DJT’s death, disability, termination by the Company for “cause,” or termination by DJT other than for “good reason,” (x) a 10-year term, (y) customary quality control provisions substantially consistent with those set forth in the existing trademark license agreement, and (z) other terms and provisions to be mutually agreed upon prior to the consummation of the Transaction.

For the avoidance of doubt, a “Trump Property” means any of (i) Trump Taj Mahal Casino Resort, (ii) Trump Plaza Hotel and Casino, (iii) Trump Marina Hotel Casino, (iv) Trump Indiana Casino Hotel, (v) Trump 29 Casino, or (vi) any lodging, restaurant, or entertainment at a casino or other gaming facility that the Company or any of its subsidiaries acquires, owns, operates, manages, or develops. The new Trademark License Agreement will not apply to use in connection with any lodging, restaurant, or entertainment activities not associated with a casino or other gaming facility that DJT or his affiliates, the Company or any of the other Company Parties owns, operates, manages, or develops or in which DJT otherwise has an interest.

Additional DJT Provisions

World Fair site:

The Company will transfer to DJT the parcel of land in Atlantic City constituting the former World’s Fair site, provided that such land will be subject to a perpetual negative covenant preventing DJT or any transferee, assignee, or lessee from developing any gaming activities on, or associated with, such property.

Registration Rights:

DJT will have registration rights with respect to the shares of New Common Stock issued in the Transaction on terms to be agreed upon.

Development Agreement:

The Company will enter into an agreement granting the Trump Organization a right of first offer to serve as project manager, construction manager, and/or general contractor (to the extent the Trump Organization is reasonably qualified to perform such duties), on commercially reasonable arm’s length terms, with respect to construction and development projects for casinos, casino hotels, and related lodging to be performed by third parties on the Company’s existing and future properties. The term of such agreement shall be three years and will include the Company’s option to renew upon expiration and other provisions to be agreed upon.

Miss Universe, L.P., LLLP

The Company will transfer to DJT its 25% interest in Miss Universe, L.P., LLLP.

Debtor in Possession Financing	The Company intends to arrange for up to $100 million of post-petition debtor in possession financing secured by a first priority priming lien (superior in priority to the liens securing the TAC Notes, the TCH 1st Priority Notes, and the TCH 2nd Priority Notes) on substantially all the assets of the issuers and guarantors of the TAC Notes and the TCH Notes, subject to certain consents of certain of the holders of the TAC Notes and TCH 1st Priority Notes.

Chapter 11 Management Retention Plan	Chapter 11 Management Retention Plan in the aggregate amount of $5 million, to be determined by the Company’s existing Board of Directors (the management retention plan will not include DJT).

Long-Term Incentive Plan	To be adopted post-restructuring by the new Board of Directors of the Company after the Closing Date.

Releases	Customary releases implemented through the Chapter 11 Plan.

Conditions

•        Satisfactory documentation

•        Resolution of tax issues between DJT (and his affiliates owning beneficial interests in the Company) and the Company Parties satisfactory to the TAC Committee, the Company, and DJT

•        Resolution of all governance issues related to the day to day control of the Company to the satisfaction of the TAC Committee

•        Regulatory approvals

TRUMP HOTELS & CASINO RESORTS, INC.

SUMMARY STANDALONE RESTRUCTURING TERM SHEET—OCTOBER 20, 2004

($ in millions)

Reorganized Capital Structure

New Notes			$1,250.0
New Term Loan			150.0
Capital Leases & Other			65.2
Less: Excess Cash			(42.8)
Net Debt			$1,422.4
Plus: Equity			582.3
Total Enterprise Value			$2,004.7
2004P EBITDA Range	$240.0	—	$262.7
Implied Transaction Valuation	8.4x	—	7.6x
2004P Net Debt / EBITDA	5.9x	—	5.4x
Pro Forma Credit Facility Availability at 12/31/04			$350.0

Reorganized Equity Ownership (1)

	Pre-Public / DJT Warrant Exercise	Post-Public / Pre-DJT Warrant Exercise	Post-All Warrant Exercise
DJT	23.54%	23.54%	26.22%
License	11.42%	11.42%	11.02%
New $55mm Investment	9.45%	9.45%	9.12%
TCH 2nd Conversion	2.53%	2.53%	2.44%
Accrued Interest Conversion (2)	0.09%	0.09%	0.08%
Existing Common Equity	0.06%	0.06%	0.06%
New Warrants (3)	0.00%	0.00%	3.50%
TAC Noteholders	74.59%	66.00%	63.69%
TCH 1st Noteholders	1.46%	1.46%	1.41%
TCH 2nd Noteholders (Exc’l DJT)	0.36%	0.36%	0.35%
Existing Common Equity (Exc’l DJT)	0.05%	8.64%	8.33%

Total	100.00%	100.00%	100.00%

Recovery Summaries (1)

	$ Principal	$ Recovery
TAC Recovery
New Notes		$777.3
New Equity		384.3
Cash		50.0

Total	$1,300.0	$1,211.6

TCH 1st Priority Recovery
New Notes	$425.0	$425.0
New Equity		8.5
Cash Payment		21.3

TCH 2nd Priority Recovery (DJT)
New Equity	$16.4	$14.7

TCH 2nd Priority Recovery (Exc'l DJT)
New Notes		$47.7
New Equity		2.1
Cash		2.3

Total	$54.6	$52.1

Transaction Sources and Uses (1)

Sources of Funds		Uses of Funds
New 8.5% Second Lien Notes	$1,250.0	New Notes to Noteholders	$1,250.0
New Term Loan	150.0	Cash to Noteholders	73.6
DJT Equity Investment	55.0	Estimated DIP Balance	68.9
Old Equity Warrant Exercise	50.0	Accrued Interest as of 02/28/05	69.7
		Cash To Balance Sheet	42.8
Total Sources	$1,505.0	Total Uses	$1,505.0

(1)  Assumes full exercise by existing non-DJT equity holders of a $50 million warrant package. If not fully exercised, the equity portion of the TAC Noteholders' recovery will increase by the amount of the unexercised warrants, while the cash portion of the recovery will decrease by an equivalent amount.

(2)  Represents conversion of accrued interest at the contract rate through an assumed Filing Date of 11/15/04 on DJT's TCH 2nd Priority Notes.

(3)  DJT will receive warrants for 3.50% of the fully diluted common stock, with a strike price equal to 1.5x the Investment Price and a 10-year duration.

SCHEDULE I

The Debtors intend to file first day motions, including the following:

1.	Motion Of Debtors For An Order Directing The Joint Administration Of Debtors’ Chapter 11 Cases Pursuant To Federal Rule Of Bankruptcy Procedure 1015(B)

2.	Motion For Order Under 11 U.S.C. Section 521, Fed. R. Bankr. P. 1007(C), And Local Rule 1007-1 Granting Additional Time To File Schedules And Statements

3.	Motion of Debtors for an Order (i) Authorizing Filing of Consolidated List of Creditors and Equity Security Holders, (ii) Authorizing Debtors to Provide Notices, Including Notices of Commencement of Cases and Section 341 Meeting, and (iii) Approving Form and Manner of Notices of Commencement and 341 Meeting

4.	Motion For Interim And Final Order Pursuant To 11 U.S.C. Section 105, 503(B), 507(A) And 366 (i) Prohibiting Utilities From Altering, Refusing Or Discontinuing Services On Account Of Prepetition Invoices And (ii) Establishing Procedures For Determining Requests For Additional Adequate Assurance

5.	Motion For Authority To Pay Certain Critical Prepetition Trade Creditors In The Ordinary Course

6.	Motion For Order Authorizing Debtors To Obtain Postpetition Financing Pursuant To Sections 364(C)(1), 364(C)(2) And 364(C)(3) Of The Bankruptcy Code And Bankruptcy Rules 4001(C) And 9014

7.	Motion Of Debtors For Order (i) Authorizing Continued Use Of Existing Business Forms And Records And Maintenance Of Existing Corporate Bank Accounts And Cash Management Systems, (ii) Approving Investment Guidelines, And (iii) Authorizing Continuation Of Intercompany Transactions And According Superpriority Status To All Postpetition Intercompany Claims

8.	Motion Of Debtors For An Order (A) Authorizing Debtors To (1) Pay Prepetition Employee Wages, Salaries, Commissions And Related Items, (2) Reimburse Prepetition Employee Business Expenses, (3) Make Payments For Which Payroll Deductions Were Made, (4) Make Prepetition Contributions And Pay Benefits Under Employee Benefit Plans, And (5) Pay All Costs Incident To The Foregoing Payments And Contributions And (B) Authorizing Applicable Banks And Other Financial Institutions To Receive, Process, Honor And Pay Any And All Checks Drawn On The Debtors’ Accounts For Such Purposes

9.	Motion for Order under 11 U.S.C. Section 361, 363 and 364 and Fed. R. Bankr. P. 2002, 4001 and 9014 Authorizing the Use of Cash Collateral and Granting Adequate Protection

10.	Motion for Order Under 11 U.S.C. Sections 105(a), 1125(b) and 1126(b) and Fed. R. Bankr. P. 2002, 3017, 3018 and 3020 for Order (A) Approving Form and Manner of Notice of Hearing on Disclosure Statement Plan, (B) Establishing Procedures for Objecting to Disclosure Statement, and (C) Scheduling Hearing on Disclosure Statement

11.	Motion For Order Appointing Trumbull Group LLC As Claims, Noticing And Balloting Agent Of The Bankruptcy Court Pursuant To 28 U.S.C. § 156(C)

12.	Motions to Appear pro hac vice

13.	Motion for an Administrative Order, Pursuant to Sections 331 and 105 of the Bankruptcy Code, Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals

14.	Motion For An Order Authorizing The Debtors To Retain And Employ Professionals Utilized In The Ordinary Course Of Business

15.	Application To Employ And Retain UBS Securities LLC As Financial Advisor For The Debtors

16.	Application To Employ And Retain Latham & Watkins LLP As Attorneys For The Debtors

17.	Application To Employ And Retain Schwartz, Tobia, et. al. As Attorneys For The Debtors

18.	Motion For An Order Pursuant To 11 U.S.C. § 105(A) Authorizing, But Not Directing, Debtors To Honor Certain Prepetition Obligations To Consumer Customers And To Continue Certain Consumer Customer Programs And Practices

19.	Motion For Order Pursuant To Sections 105(A) And 541 Of The Bankruptcy Code Authorizing The Debtors To Pay Prepetition Sales And Use Taxes And Trust Fund Fees And Directing the Debtors’ Banks To Honor Prepetition Checks For Payment Of Prepetition Sales And Use Tax And E911 Trust Fund Fee Obligations

20.	Motion For Order Authorizing Debtors To Mail Initial Notices And To File A List Of Creditors (Without Claim Amounts) In Lieu Of Matrices

21.	Motion for Order Permitting The Honoring Of Casino Chips And Other Gaming Liability

22.	Motion for Order Permitting Debtor To Honor Hotel Room And Other Customer Deposits And To Honor Travel Agent Commissions

23.	Motion for Order Fixing Bar Date for Claims